                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             CHESAPEAKE CORPORATION

                                      AND

                             THE FONDA GROUP, INC.








                                OCTOBER 13, 1995

                               TABLE OF CONTENTS

                                                                          Page

RECITALS..................................................................  1

                                   ARTICLE I
                                   ---------
                                  DEFINITIONS
                                  -----------

1.1    Accounts...........................................................  1
1.2    Affiliate..........................................................  2
1.3    Agreement..........................................................  2
1.4    April Balance Sheet................................................  2
1.5    April Net Investment...............................................  2
1.6    Bank Accounts......................................................  2
1.7    Buyer..............................................................  2
1.8    Buyer's Closing Certificate........................................  3
1.9    C&L................................................................  3
1.10   Closing............................................................  3
1.11   Closing Date.......................................................  3
1.12   COBRA..............................................................  3
1.13   Code...............................................................  3
1.14   Company      ......................................................  3
1.15   Contracts..........................................................  3
1.16   D&T................................................................  4
1.17   Effective Time of Closing..........................................  4
1.18   Employee Benefit Plans.............................................  4
1.19   Equipment..........................................................  4
1.20   ERISA..............................................................  4
1.21   ERISA Affiliate....................................................  4
1.22   ERISA Affiliate Plan...............................................  4
1.23   Estimated Balance Sheet............................................  5
1.24   Estimated Net Investment...........................................  5
1.25   Final Balance Sheet................................................  5
1.26   Final Net Investment...............................................  5
1.27   Final Purchase Price...............................................  5
1.28   HSR Act............................................................  5
1.29   Initial Purchase Price.............................................  6
1.30   Intangibles........................................................  6
1.31   Intercompany.......................................................  6
1.32   Inventory..........................................................  7
1.33   IRS................................................................  7
1.34   Knowledge of Seller................................................  7
1.35   Law................................................................  7
1.36   Multiemployer Plan.................................................  7
1.37   Opinion of Buyer's Counsel.........................................  7
1.38   Opinion of Seller's Counsel........................................  7
1.39   PBGC...............................................................  7
1.40   Pension Plans......................................................  8
1.41   Permits............................................................  8

1.42   Permitted Liens....................................................  8
1.43   Real Property......................................................  8
1.44   Scheduled Employees................................................  8
1.45   Seller.............................................................  8
1.46   Seller's Closing Certificate.......................................  9
1.47   Stock..............................................................  9
1.48   WARN...............................................................  9
1.49   Welfare Plans......................................................  9

                                   ARTICLE II
                                   ----------
                               PURCHASE AND SALE
                               -----------------

2.1    Purchase and Sale..................................................  9
2.2    Deposit; Estimated Balance Sheet; Payment
       of the Initial Purchase Price......................................  9
2.3    Final Balance Sheet; Settlement of Final
       Purchase Price..................................................... 11

                                  ARTICLE III
                                  -----------
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

3.1    Organization of Seller............................................. 13
3.2    Authorization; Enforceability...................................... 13
3.3    No Violation or Conflict by Seller................................. 14
3.4    Title to Stock..................................................... 14
3.5    Organization and Authority of Company.............................. 15
3.6    Capitalization..................................................... 15
3.7    No Violation or Conflict by Company................................ 16
3.8    Title to Assets.................................................... 16
3.9    Real Property...................................................... 17
3.10   Bank Accounts...................................................... 18
3.11   No Litigation...................................................... 19
3.12   Condition of Equipment............................................. 19
3.13   Inventory.......................................................... 19
3.14   Intangibles........................................................ 20
3.15   Books and Records.................................................. 20
3.16   Contracts.......................................................... 20
3.17   Accounts........................................................... 21
3.18   Financial Statements............................................... 21
3.19   No Adverse Change.................................................. 23
3.20   Taxes.............................................................. 23
3.21   Employee Benefit Plans............................................. 24
3.22   Compliance with Law................................................ 28
3.23   Transactions With Affiliates....................................... 28
3.24   No Broker.......................................................... 29
3.25   Subsidiaries....................................................... 30
3.26   Environmental Matter............................................... 30
3.27   Insurance.......................................................... 34
3.28   Labor Matters...................................................... 34

                                   ARTICLE IV
                                   ----------
                     REPRESENTATIONS AND WARRANTS OF BUYER
                     -------------------------------------

4.1    Organization....................................................... 36
4.2    Authorization; Enforceability...................................... 36
4.3    No Violation or Conflict........................................... 36
4.4    No Broker.......................................................... 37
4.5    Purchase for Investment............................................ 37

                                   ARTICLE V
                                   ---------
                      CERTAIN MATTERS PENDING THE CLOSING
                      -----------------------------------

5.1    Carry on in Regular Course......................................... 38
5.2    Indebtedness....................................................... 38
5.3    Issuance of Stock.................................................. 38
5.4    Compensation....................................................... 39
5.5    Compliance with Law................................................ 39
5.6    Access............................................................. 40
5.7    Cooperation........................................................ 40
5.8    Publicity.......................................................... 41
5.9    Confidentiality.................................................... 41
5.10   Articles and Bylaws................................................ 41
5.11   Exclusivity........................................................ 42
5.12   Undated Financial Information...................................... 42

                                   ARTICLE VI
                                   ----------
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
                ------------------------------------------------

6.1    Compliance with Agreement.......................................... 43
6.2    Proceedings and Instruments Satisfactory........................... 43
6.3    No Litigation...................................................... 43
6.4    Representations and Warranties..................................... 44
6.5    Material Damage to Assets.......................................... 44
6.6    Deliveries at Closing.............................................. 44
6.7    Hart-Scott-Rodino Filings.......................................... 44
6.8    Lien Waivers and Estoppel Certificates............................. 45
6.9    Title Insurance.................................................... 45
6.10   Financing.......................................................... 45
6.11   Non-Competition Agreement.......................................... 45

                                  ARTICLE VII
                                  -----------
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
               -------------------------------------------------

7.1    Compliance with Agreement.......................................... 46
7.2    Proceedings and Instruments Satisfactory........................... 46
7.3    No Litigation...................................................... 46
7.4    Representations and Warranties..................................... 47
7.5    Deliveries at Closing.............................................. 47
7.6    Hart-Scott-Rodino Filings.......................................... 47

                                  ARTICLE VIII
                                  ------------
                      INDEMNITIES AND ADDITIONAL COVENANTS
                      ------------------------------------

8.1    Seller's Indemnity................................................. 48
8.2    Buyer's Indemnity.................................................. 50
8.3    Employee Benefit Matters........................................... 53
8.4    Income Tax Matters................................................. 64
8.5    Indemnity Amounts to be Computed
       on After-Tax Basis................................................. 72
8.6    Records............................................................ 73
8.7    No Use of Name..................................................... 74

                                   ARTICLE IX
                                   ----------
                                  TERMINATION
                                  -----------

9.1    Termination........................................................ 74
9.2    Rights on Termination; Deposit; Waiver............................. 75

                                   ARTICLE X
                                   ---------
                                 MISCELLANEOUS
                                 -------------

10.1   Entire Agreement; Amendment........................................ 77
10.2   Expenses........................................................... 77
10.3   Governing Law...................................................... 78
10.4   Assignment......................................................... 78
10.5   Notices............................................................ 78
10.6   Counterparts; Headings............................................. 79
10.7   Interpretation..................................................... 79
10.8   Severability....................................................... 80
10.9   Specific Performance............................................... 80
10.10  No Reliance........................................................ 80

                                    EXHIBITS


Exhibit 1.4        April Financial Statements
Exhibit 1.6        Bank Accounts
Exhibit 1.8        Buyer's Closing Certificate
Exhibit 1.30       Intangibles
Exhibit 1.37       Opinion of Buyer's Counsel
Exhibit 1.38       Opinion of Seller's Counsel
Exhibit 1.41       Permits
Exhibit 1.42       Permitted Liens
Exhibit 1.43       Real Property
Exhibit 1.44       Scheduled Employees
Exhibit 1.46       Seller's Closing Certificate
Exhibit 2.2        Permitted Deviations from GAAP Presentation of
                   Financial Statements
Exhibit 3.5        Foreign Qualifications
Exhibit 3.7        Required Consents
Exhibit 3.11       Litigation
Exhibit 3.16       Contracts
Exhibit 3.19       Adverse Changes
Exhibit 3.20       Taxes
Exhibit 3.21       Employee Benefit Plans
Exhibit 3.23       Transactions with Affiliates
Exhibit 3.25       Subsidiaries and Partnerships
Exhibit 3.26       Environmental Matters
Exhibit 3.27       Insurance
Exhibit 3.28       Labor Matters
Exhibit 6.11       Form of Non-Competition Agreement
Exhibit 8.1        Pending Claims
Exhibit 8.3A       Salaried Plan -- Actuarial Assumptions and Methods
Exhibit 8.3B       Spinoff Amount -- Actuarial Assumptions and
                   Methods
Exhibit 8.3C       Hourly Plan -- Actuarial Assumptions and Methods

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         STOCK PURCHASE AGREEMENT, made as of the 13th day of October, 1995, by and between CHESAPEAKE CORPORATION, a Virginia corporation, and THE FONDA GROUP, INC., a Delaware corporation.


                                    RECITALS
                                    --------

         WHEREAS, Seller owns the Stock, which constitutes all of the issued and outstanding capital stock of the Company; and

         WHEREAS, Seller desires to sell the Stock to Buyer and Buyer desires to purchase the Stock from Seller.

         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:


                                   ARTICLE I
                                   ---------
                                  DEFINITIONS
                                  -----------

         When used in this Agreement, the following terms shall have the meanings specified:

         1.1 Accounts. "Accounts" shall mean all accounts receiv- able, notes receivable and associated rights owned by the Company.

         1.2 Affiliate. "Affiliate" shall mean, with respect to any person, firm or corporation, any other person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with such person, firm or corporation.

         1.3 Agreement. "Agreement" shall mean this Stock Purchase Agreement, together with the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

         1.4 April Balance Sheet. "April Balance Sheet" shall mean the unaudited summary balance sheet of the Company as of April 30, 1995, attached as Exhibit 1.4 hereto.

         1.5 April Net Investment. "April Net Investment" shall mean the amount reflected as "Total Shareholder's Equity" on the April Balance Sheet.

         1.6 Bank Accounts. "Bank Accounts" shall mean the checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes and other bank accounts maintained by the Company, all of such Bank Accounts being listed on Exhibit 1.6 attached hereto.

         1.7 Buyer. "Buyer" shall mean The Fonda Group, Inc., a Delaware corporation.

         1.8 Buyer's Closing Certificate. "Buyer's Closing Certificate" shall mean the certificate of Buyer in the form of Exhibit 1.8 attached hereto.

         1.9 C&L. "C&L" shall mean Coopers & Lybrand L.L.P., independent auditors for Seller and the Company.

         1.10 Closing. "Closing" shall mean the conference held at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia.

         1.11 Closing Date. "Closing Date" shall mean December 29, 1995, or such other date as the parties may mutually agree in writing, on which date the Closing shall occur.

         1.12 COBRA. "COBRA" shall mean the Consolidated omnibus Budget Reconciliation Act of 1985.

         1.13 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.14 Company. "Company" shall mean Chesapeake Consumer Products Company, a Virginia corporation.

         1.15 Contracts. "Contracts" shall mean all contracts, agreements, leases, relationships and commitments, written or oral, to which the Company is a party or by which the Company is bound.

         1.16 D&T. "D&T" shall mean Deloitte & Touche L.L.P., independent auditors for Buyer.

         1.17 Effective Time of Closing. "Effective Time of Closing" shall mean 11:59 p.m., local time, on the Closing Date, being the close of the Company's business on such date.

         1.18 Employee Benefit Plans. "Employee Benefit Plans" shall have the meaning given in Section 3.21 hereof.

         1.19 Equipment. "Equipment" shall mean all machinery, vehicles, equipment, furniture, fixtures, furnishings, parts, tools, engineering drawings and other items of tangible personal property that are used in the Company's business.

         1.20 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.21 ERISA Affiliate. "ERISA Affiliate" shall mean Seller and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code.

         1.22 ERISA Affiliate Plan. "ERISA Affiliate Plan" shall mean all "employee pension plans," as defined in Section 3(2) of ERISA or Section 412 of the Code, maintained by Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate has contributed or has ever been obligated to contribute, other than any Qualified Plan.

         1.23 Estimated Balance Sheet. "Estimated Balance Sheet" shall mean the unaudited summary estimated balance sheet of the Company as of the Effective Time of Closing, to be delivered by Seller to Buyer pursuant to Section 2.2 hereof.

         1.24 Estimated Net Investment. "Estimated Net Investment" shall mean the amount reflected as "Total Shareholder's Equity" on the Estimated Balance Sheet.

         1.25 Final Balance Sheet. "Final Balance Sheet" shall mean the audited balance sheet of the Company as of the Effective Time of Closing, to be prepared and delivered in accordance with Section 2.3 hereof.

         1.26 Final Net Investment. "Final Net Investment" shall mean the amount reflected as "Total Shareholder's Equity" on the Final Balance Sheet.

         1.27 Final Purchase Price. "Final Purchase Price" shall mean the Initial Purchase Price as adjusted pursuant to Section 2.3 hereof (exclusive of the interest on such adjustment as contemplated in such Section 2.3).

         1.28 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. ss. 18a), as amended.

         1.29 Initial Purchase Price. "Initial Purchase Price" shall be $25.5 million, increased to the extent the Estimated Net Investment exceeds the April Net Investment or decreased to the extent the April Net Investment exceeds the Estimated Net Investment, as the case may be. The parties hereto understand that the Company's Intercompany debt for money borrowed, which was included in shareholder's equity for purposes of the April Balance Sheet, will be reflected as debt on the Estimated and Final Balance Sheets, and that such reclassification will reduce the Initial and Final Purchase Prices, respectively, dollar-for-dollar for the amount of debt so reclassified; provided that such reclassification shall in no event result in the Estimated or Final Purchase Price being less than zero.

         1.30 Intangibles. "Intangibles" shall mean all of those trade names, trademarks, service marks, trademark and service mark registrations, patents and trademark, service mark and patent applications owned or used by the Company, all of such names, marks, registrations and applications being listed on Exhibit 1.30 attached hereto.

         1.31 Intercompany. "Intercompany" shall mean a transaction, obligation or account between the Company, on the one hand, and any of Seller or any Affiliate of Seller, on the other hand.

         1.32 Inventory. "Inventory" shall mean all inventories of raw materials, stores, supplies, work in process, semi-finished goods and finished goods owned by the Company.

         1.33 IRS. "IRS" shall mean the Internal Revenue Service.

         1.34 Knowledge of Seller. "Knowledge of Seller" shall mean actual knowledge of an executive officer of Seller, after due inquiry of the Scheduled Employees of the Company.

         1.35 Law. "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

         1.36 Multiemployer Plan. "Multiemployer Plan" shall have the meaning given in Section 3.21 hereof.

         1.37 Opinion of Buyer's Counsel. "Opinion of Buyer's Counsel" shall mean the opinion of Harvey L. Friedman, Esq., counsel to Buyer, in the form of
Exhibit 1.37 attached hereto.

         1.38 Opinion of Seller's Counsel. "Opinion of Seller's Counsel" shall mean the opinion of Hunton & Williams, counsel to Seller, in the form of
Exhibit 1.38 attached hereto.

         1.39 PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any entity succeeding to any or all of its functions.

         1.40 Pension Plans. "Pension Plans" shall have the meaning given in
Section 3.21 hereof.

         1.41 Permits. "Permits" shall mean all permits, licenses and governmental authorizations, registrations and approvals required in the conduct of the Company's business including, but not limited to, those Permits listed on Exhibit 1.41 attached hereto.

         1.42 Permitted Liens. "Permitted Liens" shall mean those liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, impositions and other matters affecting the Company or the assets of the Company that are listed on Exhibit 1.42 attached hereto.

         1.43 Real Property. "Real Property" shall mean the real property described in Exhibit 1.43 attached hereto, together with the improvements and fixtures located thereon, including all appurtenant rights, claims and interests, and subject to the Permitted Liens.

         1.44 Scheduled Employees. "Scheduled Employees" shall mean certain salaried employees of the Company whose names are listed on Exhibit 1.44 hereto.

         1.45 Seller. "Seller" shall mean Chesapeake Corporation, a Virginia corporation.

         1.46 Seller's Closing Certificate. "Seller's Closing Certificate" shall mean the certificate of Seller in the form of Exhibit 1.46 attached hereto.

         1.47 Stock. "Stock" shall mean all of the issued and outstanding capital stock of the Company, consisting of 100 shares of common stock, $1.00 par value.

         1.48 WARN. "WARN" shall mean the Worker's Adjustment and Retraining Notification Act and any similar state or local "plant closing" Law.

         1.49 Welfare Plans. "Welfare Plans" shall have the meaning given in
Section 3.21 hereof.


                                   ARTICLE II
                                   ----------
                               PURCHASE AND SALE
                               -----------------

         2.1 Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Seller hereby agrees to transfer, assign and convey to Buyer, and Buyer agrees to purchase and accept from Seller, the Stock.

         2.2 Deposit; Estimated Balance Sheet; Payment of the Initial Purchase Price. (a) No later than December 1, 1995, Buyer shall deliver $1.0 million in immediately available funds to Seller (together with accrued interest thereon, calculated at the rate of 6% per annum, the "Deposit"), which Deposit shall be held by Seller. The Deposit shall either be (i) credited towards the Initial Purchase Price at Closing, or (ii) upon any termination of this Agreement, shall be paid to Seller or Buyer in accordance with Section 2.1 hereof.

             (b) At least five (5) days prior to the Closing Date, Seller shall deliver the Estimated Balance Sheet to Buyer. The Estimated Balance Sheet will represent Seller's good faith estimate of the financial condition of the Company as it will be at the Effective Time of Closing and will be prepared (a) except as set forth in Exhibit 2.2 attached hereto, in accordance with generally accepted accounting principles applied on a basis consistent with the Company's past practice, and (b) in a manner consistent with the April Balance Sheet.

             (c) At the Closing, Buyer: (i) shall pay the Initial Purchase Price (less the Deposit) to Seller by wire transfer of immediately available funds; and (ii) cause the Company to repay by wire transfer of immediately available funds all Intercompany debt for money borrowed (which debt shall be reflected as a liability on the Estimated Balance Sheet and the Final Balance Sheet). By way of illustration, if no differences exist between the April Balance Sheet and the Estimated Balance Sheet except the reclassification of Intercompany debt for money borrowed from shareholder's equity to debt, then the sum of the Initial Purchase Price plus Intercompany debt for money borrowed repaid pursuant to the foregoing sentence will equal $25.5 million.

         2.3 Final Balance Sheet; Settlement of Final Purchase Price.

             (a) Within thirty (30) days after the Closing Date, C&L shall prepare and deliver to Buyer a draft Final Balance Sheet, which shall be prepared (i) except as set forth in Exhibit 2.2 attached hereto, in accordance with generally accepted accounting principles applied on a basis consistent with the Company's past practice, and (ii) in a manner consistent with the April Balance Sheet.

             (b) If Buyer has no objections to the draft Final Balance Sheet, such draft shall be certified by C&L and shall constitute the Final Balance Sheet. If Buyer has any objections to the draft Final Balance Sheet, it will deliver a detailed statement describing its objections to C&L and Seller within ten (10) days after receiving the draft Final Balance Sheet. Buyer, C&L and Seller will use their reasonable best efforts to resolve any such objections. If a final resolution is not obtained within thirty (30) days after C&L and Seller have received the statement of objections, Buyer and Seller will select a nationally-recognized accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding C&L and D&T).

             (c) C&L will revise the draft Final Balance Sheet as appropriate to reflect the resolution of Buyer's objections (as agreed upon by Buyer, C&L and Seller or as determined by such selected accounting firm) and deliver it to Buyer and Seller within ten (10) days after the resolution of such objections. Such revised balance sheet shall be certified by C&L and shall constitute the Final Balance Sheet.

             (d) To the extent that the Final Balance Sheet, as certified by C&L, shows that the Final Net Investment is less than the Estimated Net Investment, Seller shall pay such difference to Buyer in immediately available funds within two (2) business days of C&L's delivery of such Final Balance Sheet. To the extent that the Final Balance Sheet, as certified by C&L, shows that the Final Net Investment is greater than the Estimated Net Investment, Buyer shall pay such excess to Seller in immediately available funds within two
(2) business days of C&L's delivery of such Final Balance Sheet. All payments pursuant to this Section 2.3(d) shall be accompanied by accrued interest thereon from the Closing Date at the prevailing prime rate as announced by Crestar Bank in Richmond, Virginia, from time to time.

             (e) If any unresolved objections are submitted to an accounting firm for resolution as provided above, Buyer and Seller will share equally the fees and expenses of such accounting firm.

             (f) C&L will make the work papers used in preparing the draft Final Balance Sheet and the Final Balance Sheet available to Buyer and its representatives at reasonable times and upon reasonable notice at any time during the preparation by C&L of the draft Final Balance Sheet and the resolution of any objections with respect thereto.


                                  ARTICLE III
                                  -----------
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         Seller hereby represents and warrants to Buyer that:

         3.1 Organization of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Virginia and has full corporate power to enter into this Agreement and to perform its obligations hereunder.

         3.2 Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement and of all of the documents and instruments required hereby from Seller are within the corporate power of Seller and have been duly authorized by all necessary corporate action of Seller. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the parties hereto, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

         3.3 No Violation or Conflict by Seller. The execution, delivery and performance of this Agreement by Seller (a) do not and will not conflict with or violate any Law, judgment, order or decree binding on Seller or the Articles of Incorporation or Bylaws of Seller or any contract or agreement to which Seller is a party or by which it is bound, the breach of which could have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby, or on the business, financial condition or results of operations of the Company, and (b) will not require the consent or approval of any other party or, except as set forth in Exhibit 3.7 attached hereto, give any party to any Contract any right of termination, cancellation, acceleration or modification thereunder. No notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby; provided, however, that consummation of the transactions contemplated by this Agreement is subject to the requirements of the HSR Act.

         3.4 Title to Stock. Seller owns good, valid and marketable title to the Stock, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions and, upon delivery of the Stock to Buyer at the Closing and upon Buyer's payment of the Initial

Purchase Price therefor, good and valid title to the Stock, free and clear of all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, will pass to Buyer.

         3.5 Organization and Authority of Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business, financial condition or results of operations of the Company, all of such jurisdictions being set forth on Exhibit 3.5 attached hereto.

         3.6 Capitalization. The Stock represents all of the issued and outstanding capital stock of the Company, has been duly and validly issued and is fully paid and non-assessable. There are no options, warrants or other rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of the Company, nor is the

Company or Seller committed to issue any such option, warrant or other right.

         3.7 No Violation or Conflict by Company. The execution, delivery and performance of this Agreement do not and will not conflict with or violate any Law, judgment, order or decree binding on the Company, or the Articles of Incorporation or Bylaws of the Company or, except as set forth in Exhibit 3.7 attached hereto, any Contract to which the Company is a party or by which it is bound. No notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by the Company in connection with the consummation of the transactions contemplated in this Agreement.

         3.8 Title to Assets. The Company owns good and marketable title to all assets and properties, real or personal, tangible or intangible, (a) that are used in the Company's business, or (b) that were reflected in the April Balance Sheet (except as disposed of in the ordinary course of business since the date thereof) or that will be reflected in the Final Balance Sheet, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except the Permitted Liens and except for assets and properties leased or licensed by the Company pursuant to Contracts.

         3.9 Real Property. Exhibit 1.43 attached hereto is a true and correct list of all real property owned or leased by the Company. Such real property constitutes all of the real property that is used in the Company's business. With respect to each such parcel of Real Property, except as set forth on
Exhibit 1.43:

              (a) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits or administrative actions relating to the parcel;

              (b) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel;

              (c) with respect to owned parcels of Real Estate, there are no outstanding options or rights of first refusal to purchase the parcel, or any portion thereof or interest therein;

              (d) there are no parties (other than the Company) in possession of the parcel, other than tenants under any leases or subleases disclosed in Exhibit 1.43, who are in possession of space to which they are entitled; and

              (e) to the Knowledge of Seller, no zoning Law or other similar ordinance or regulation or code is violated by the continued use and operation of the improvements located on the parcel
(or their replacement with assets of like kind and function).

Seller will promptly deliver to Buyer true and correct copies of: (i) each deed by which the Company acquired title to the owned Real Property described on
Exhibit 1.43; (ii) each policy of title insurance in effect and any title report in the Company's possession with respect to the owned Real Property described on Exhibit 1.43; (iii) the most recent survey or surveys in the Company's possession with respect to the Real Property described in Exhibil 1.43; and (iv) all certificates of occupancy and building permits in the Company's possession for the improvements located on the Real Property described in Exhibit 1.43. The Permitted Liens, individually and in the aggregate, do not materially impair the value of, or materially interfere with the present or continued use in accordance with the Company's past practice of, any material parcel of Real Property subject thereto or affected thereby, nor are any Permitted Liens violated in any material respect by any existing buildings or improvements located on the Real Property.

         3.10 Bank Accounts. The Bank Accounts constitute all checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes or other similar accounts maintained by the Company.

         3.11 No Litigation. Except as listed in Exhibit 3.11, there is no litigation, arbitration proceeding or governmental or administrative investigation, complaint, charge, citation or claim of any kind pending or, to the Knowledge of Seller, proposed or threatened, against the Company or relating to the business, assets or properties of the Company.

         3.12 Condition of Equipment. The Equipment, taken as a whole, is in good operating condition and repair, subject to ordinary wear and tear, and is substantially fit for the purposes for which it currently is being utilized. Seller will promptly provide Buyer with true and correct copies of the most recent inspection reports of any governmental agencies (including OSHA) in Seller's or the Company's possession relating to the condition of the Equipment.

         3.13 Inventory. The Inventory is useable or saleable in the ordinary course of the business of the Company as heretofore conducted subject, as of the respective dates of the April Balance Sheet and the Final Balance Sheet, to the reserves and accruals established with respect thereto on such balance sheets (which reserves and accruals are, and shall be, established in accordance with generally accepted accounting principles consistently applied), and is valued at the lower of cost or market value. Cost of Inventory is calculated on the average cost method, which is consistent with the Company's past practice.

         3.14 Intangibles. Except for those Intangibles that are owned by Seller and that are the subject of Section 8.7 hereof, the Company owns the entire right, title and interest in and to the Intangibles, subject only to the Permitted Liens. There are no claims, demands or proceedings pending or, to the Knowledge of Seller, threatened by any third party pertaining to or challenging the Company's rights to use any of the Intangibles, and there is no trademark, trade name, patent or copyright owned by a third party (other than Seller) which the Company is using without a license to do so. Neither Seller nor the Company owns any patents or patent applications that relate to products sold by the Company or processes employed by the Company.

         3.15 Books and Records. The books and records of the Company are complete and correct in all material respects.

         3.16 Contracts. Exhibit 3.16 attached hereto is a true and complete list of: (a) all of the written Contracts that constitute: (i) a lease of any real or personal property with (A) aggregate annual rental payments in excess of $25,000, or (B) a remaining term in excess of one year and which is non-cancellable without penalty on notice of 90 days or less; (ii) an agreement to purchase or sell a capital asset for a price in excess of $25,000; (iii) an employment agreement that will remain in effect after the Effective Time of Closing; or (iv) any other agreement involving an amount in excess of $25,000; and (b) all material oral Contracts. The Company has performed each material term, covenant and condition of each of the Contracts which is to be performed by the Company at or before the date hereof. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by the Company or, to the Knowledge of Seller, any other party under any of the Contracts, and, to the Knowledge of Seller, no party to any of the Contracts intends to cancel, terminate or exercise any option under any of the Contracts, the result of which would have a material adverse effect on the business, financial condition or results of operations of the Company. Except as set forth in Exhibit 3.16 attached hereto, the performance of the Company's obligations under any of the Contracts has not, directly or indirectly, been guaranteed by Seller or any Affiliate of Seller.

         3.17 Accounts. To the Knowledge of Seller: the Accounts all have arisen from bona fide transactions in the ordinary course of business; the Accounts are collectible in accordance with normal trade practice, net of any reserves for uncollectible accounts reflected on the books of the Company therefor; and there are no offsets or credits which may be applied against the Accounts, other than as reflected on the books of the Company.

         3.18 Financial Statements. The April Balance Sheet, including the notes thereto, a copy of which is included in Exhibit 1.4 attached hereto, is true and correct in all material respects, presents fairly the financial condition of the Company as of April 30, 1995, and was prepared, except as set forth in Exhibit 2.2, in accordance with generally accepted accounting principles applied on a basis consistent with the Company's past practice. The Company's unaudited income statement for the year-to-date ended April 30, 1995, which is included in Exhibit 1.4 attached hereto, is true and correct in all material respects, presents fairly the results of operations for such period, and was prepared, except as set forth in Exhibit 2.2, in accordance with generally accepted accounting principles applied on a basis consistent with the Company's past practice. The Final Balance Sheet, including notes thereto, will be true and correct in all material respects, will present fairly the financial condition of the Company at the Effective Time of Closing and will be prepared (i) except as set forth in Exhibit 2.2, in accordance with generally accepted accounting principles applied on a basis consistent with the Company's past practice, and (ii) in a manner consistent with the April Balance Sheet. As of the date of the Final Balance Sheet, the Company will not be subject to any liability or obligation of a nature that would be reflected or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles as of such date (or in the notes thereto) that is not reflected thereon (or in such notes) as so required.

         3.19 No Adverse Change. Except as set forth in Exhibit 3.19 attached hereto, since April 30, 1995, the Company has carried on its business only in the ordinary course and substantially in the same manner as heretofore carried on and there has not been: (a) any material adverse change in the business, financial condition or results of operations of the Company; (b) any loss, damage, condemnation or destruction to the properties of the Company materially adversely affecting the Company's business or properties; (c) to the Knowledge of Seller, any labor dispute or disturbance, litigation or any event or condition of any character that could materially adversely affect the Company's business; (d) any borrowings by the Company, other than trade payables arising in the ordinary course of business and advances from Seller and its Affiliates;
(e) any mortgage, pledge, lien or encumbrance made on any of the properties or assets of the Company, except for Permitted Liens; or (f) any sale, transfer or other disposition of assets of the Company other than in the ordinary course of business.

         3.20 Taxes. Except as set forth on Exhibit 3.20 attached hereto:

              (a) the Company is a member of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller is the common parent, and such affiliated group files a consolidated federal income tax return;

              (b) the Company has timely filed or caused to be filed all tax returns required to have been filed by or for it, and all information set forth in such tax returns is accurate and complete in all material respects;

              (c) the Company has paid or made adequate provision on its books and records in accordance with generally accepted accounting principles for all taxes covered by such tax returns; and

              (d) the Company has not granted (nor is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any tax; no unpaid tax deficiency has been assessed or asserted against or with respect to the Company by any governmental authority; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to taxes of the Company, the adverse outcome of which would have a material adverse effect on the business or financial condition of the Company; and any such assertion, assessment, proceeding or litigation disclosed on Exhibit 3.20 attached hereto is being contested in good faith through appropriate measures, and its status is described in Exhibit 3.20 attached hereto.

         3.21 Employee Benefit Plans. (a) Attached hereto as Exhibit 3.21 is a true and complete list of all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all other employee benefit arrangements or payroll practices, including each severance pay, bonus, deferred compensation, incentive compensation, stock purchase, stock option, hospitalization or other medical, life, disability or other insurance, pension, profit-sharing or retirement program covering present and former employees of the Company pursuant to which the Company has continuing obligations (the "Employee Benefit Plans"). Exhibit 3.21 identifies (i) each "pension plan" (as defined in Section 3(2) of ERISA) (the "Pension Plans"), and denotes those Pension Plans intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"), (ii) each Employee Benefit Plan which is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") and (iii) each "welfare plan" (as defined in Section 3(l) of ERISA) (the "Welfare Plans"), maintained for the benefit of employees of the Company or to which the Company contributes on behalf of its employees. True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been made available or delivered to Buyer by
Seller: (i) any plans and related trust documents, and all amendments thereto;
(ii) the most recent Forms 5500 and all schedules thereto; (iii) the last IRS determination letter; and (iv) summary plan descriptions. To the Knowledge of Seller, each Employee Benefit Plan is enforceable in accordance with its terms.

              (b) To the Knowledge of Seller, each Qualified Plan complies in all material respects with applicable Law as of the date hereof, and the IRS has issued favorable determination letters to the effect that the forms of Qualified Plans (or predecessor plans) satisfy the requirements of Section 401(a) and related Sections of the Code. To the Knowledge of Seller, there are no facts or circumstances that would jeopardize or adversely affect in any material respect the qualification under Code Section 401(a) of any Qualified Plan.

              (c) As of the Closing Date, full payment will be made to each Employee Benefit Plan of all contributions (including all employer contributions and employee salary reduction contributions) that are required under the terms thereof and under ERISA or the Code to be made on or prior to that date, or any such liabilities will be reflected on the Final Balance Sheet. No "accumulated funding deficiency" (as defined in ERISA Section 302 or Code Section 412), whether or not waived, exists with respect to any Pension Plan. None of Seller, the Company, any ERISA Affiliate or any organization to which Seller is a successor or parent corporation, within the meaning of
Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of
Section 4069 of ERISA.

              (d) To the Knowledge of Seller, each Employee Benefit Plan has been administered substantially in accordance with its terms. In addition, to the Knowledge of Seller, each Employee

Benefit Plan complies, and has been administered substantially in accordance with, any applicable provisions of ERISA and the rulings and regulations promulgated thereunder (including the continuation coverage requirements of group health plans under COBRA), and all other applicable Laws, and all reports, returns and other documentation that are required to have been filed with the IRS, the Department of Labor, the PBGC or any other governmental agency (federal, state or local) have been filed on a timely basis, in each instance in which the failure to file such reports, returns and other documents would result in any material liability or obligation to Seller or the Company. No lawsuits or complaints to or by any person or governmental authority have been filed or, to the Knowledge of Seller, are contemplated or threatened, with respect to any Employee Benefit Plan.

              (e) Except as described on Exhibit 3.21 attached hereto, neither the Company nor Seller nor any ERISA Affiliate has received a notice of, or incurred, any withdrawal liability with respect to a "multiemployer plan" (as defined in ERISA Section 3(37)).

              (f) The Company has not incurred any material liability with respect to any Welfare Plan or for "welfare benefits" (as defined in Code
Section 419) that was not fully reflected in the April Balance Sheet or that will not be fully reflected in the Final Balance Sheet. Except as set forth in
Exhibit 3.21 attached hereto, or as required under COBRA or the terms of any Pension Plan, the Company is not obligated to provide or to pay any benefits to former employees or to their dependents or beneficiaries.

         3.22 Compliance with Law. To the Knowledge of Seller, the conduct of the Company's business and its use of its assets does not violate or conflict with any Law, which violation or conflict would cause a material adverse change in the business, financial condition or results of operations of the Company. To the Knowledge of Seller, all Permits required by the Company to conduct its business have been obtained, are in full force and effect and are being complied with in all material respects. Except as set forth in Exhibit 1.41 attached hereto, consummation of the transactions contemplated by this Agreement will not, with respect to any Permit, require the consent or approval of, or any filing with, any governmental, regulatory or self-regulatory agency, and all such Permits will continue in full force and effect thereafter in accordance with their terms.

         3.23 Transactions With Affiliates. Except as set forth in Exhibit 3.23 attached hereto, since April 30, 1995, the Company has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the

Company), Seller, any employee of the Company or Seller or any Affiliate of the Company or Seller. Exhibit 3.23 also describes the nature of all transactions of the type that are the subject of the immediately preceding sentence which are reflected in the April 30, 1995, financial statements attached hereto as Exhibit l.4. Except as set forth in Exhibit 3.23, (a) the Contracts do not include any obligation or commitment between the Company and any Affiliate, (b) the assets of the Company do not include any receivable or other obligation or commitment from an Affiliate to the Company and (c) all transactions between the Company and Affiliates reflected in the April 30, 1995, financial statements attached hereto as Exhibit 1.4 or effected since the date thereof were on arms' length terms comparable to those that would have been agreed to with unaffiliated third parties in similar transactions.

         3.24 No Broker. The Company has not had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement and is not committed to any liability for any brokers' or finders' fees or any similar fees in connection with the conveyance of the Stock. Seller has retained no broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement except The Toronto-Dominion Bank ("Toronto-Dominion"), and Seller will pay all fees due to Toronto-Dominion in connection with the transactions contemplated by this Agreement.

         3.25 Subsidiaries. Except as set forth in Exhibit 3.25 attached hereto, the Company does not own any capital stock of any corporation or any interest in any partnership, joint venture, limited liability company or other business, nor does the Company have the right or obligation to acquire any ownership interest in any corporation, partnership, joint venture, limited liability company or other business.

         3.26 Environmental Matters. (a) Definitions. When used in this Section 3.26:

                   (i) "Environmental Laws" shall mean any and all Laws
              regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or Petroleum Products or environmental protection as in effect at the Effective Time of Closing or at any time in the past;

                   (ii) "Governmental Authority" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States or foreign;

                   (iii) "Hazardous Materials" shall mean any hazardous
              material, hazardous waste, infectious medical waste, hazardous or toxic substance defined or regulated as such in or under any Environmental Law, including, without limitation, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law; and

                   (iv) "Petroleum Products" shall mean gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products.

              (b) Except as set forth in Exhibit 3.26 attached hereto: (i) the Company has not used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials or Petroleum Products on, under, at, from or in any way affecting any of its properties or assets (including, without limitation, any properties or assets now or previously owned or operated by the Company), in any manner which constituted or constitutes a violation of any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products, and (ii) to the Knowledge of Seller, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials or Petroleum Products on, under, at, from or in any way affecting any such property or asset, in any manner which constituted or constitutes a violation of any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products.

              (c) Except as set forth in Exhibit 3.26 attached hereto, the Company has no obligations or liabilities, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, that could have a material adverse effect on the properties, business, financial condition or results of operations of the Company, and no pending claims have been made against the Company and no presently outstanding citations or notices have been issued against the Company, that could have a material adverse effect on the properties, business, financial condition or results of operations of the Company and that, in the case of any of the foregoing, have been or are imposed by reason of or based upon any provision of any Environmental Laws, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, release, disposal, arranging for disposal, transport or handling of any Hazardous Materials or Petroleum Products by the Company or, to the Knowledge of the Company, by any predecessors in interest in connection with or in any way arising from or relating to the Company or any of its properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substance by any other person on, under, at, from or in any way affecting any of the properties or assets owned or used by the Company.

              (d) Except as set forth in Exhibit 3.26 attached hereto, the Company has obtained all Permits as may be required of it under applicable Environmental Laws to conduct its business, and the Company is in compliance in all material respects with the terms and conditions of all such Permits. The company has not received any notices or claims that it is a potentially responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C.
         Section 9601 et seq., or any state superfund law.

              (e) No underground storage tanks are present on any of the Real Property that is owned by the Company in fee, and no asbestos containing materials remain in place on any of the Real Property that is owned by the Company in fee.

         3.27 Insurance. Exhibit 3.27 lists all policies of fire, liability, workers' compensation and other forms of insurance coverage to or for the benefit of the Company. All of such insurance coverage shall remain in full force until the Effective Time of Closing but, except as set forth in Exhibit 3.27, shall terminate as of such time. Notwithstanding any such termination, the Company shall be entitled to receive, and Seller shall pay to the Company, the proceeds of all insurance claims for damage to property of the Company occurring prior to the Effective Time of Closing plus the amount of any related deductible to the extent that such proceeds and deductible have not been applied to the cost of repairing the damages giving rise to such claims, and such proceeds shall not be taken into account in calculating the Initial or Final Purchase Price.

         3.28 Labor Matters.

              (a) Except as set forth on Exhibit 3.28 attached hereto, the Company is not party to any labor or collective bargaining agreement with any labor union or organization pertaining to employees of the Company and, except as set forth in the collective bargaining agreements listed on Exhibit 3.28, the Company has not recognized any labor union or organization as the collective bargaining representative of its employees. To the Knowledge of Seller, (i) no labor organization has made a pending demand to the Company for recognition as the bargaining representative of any employees of the Company, (ii) there are no representation petitions pending before the National Labor Relations Board with respect to employees of the Company and (iii) no union organizing activities are in progress with respect to employees of the Company. True and complete copies of all collective bargaining agreements pertaining to employees of the Company, including any amendments or material side letters thereto, have been made available or delivered to Buyer by Seller.

              (b) Except as set forth on Exhibit 3.28 attached hereto, to the Knowledge of Seller (i) there are no pending strikes or lockouts involving employees of the Company, and (ii) there are no pending arbitrations, grievance proceedings or unfair labor practice charges by or on behalf of any employee or group of employees of the Company which, if individually or collectively resolved against the Company, could result in a material liability.

              (c) With respect to the Company, there has been no "mass layoff" or "plant closing," as defined by WARN, within the six months prior to the Closing Date.

                                   ARTICLE IV
                                   ----------
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

         Buyer hereby represents and warrants to Seller that:

         4.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to enter into this Agreement and to perform its obligations hereunder.

         4.2 Authorization; Enforceability. The execution, delivery and performance by Buyer of this Agreement and of all of the documents and instruments required hereby from Buyer are within the corporate power of Buyer and have been duly authorized by all necessary corporate action of Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the parties hereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

         4.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by Buyer do not and will not conflict with or violate any Law, judgment, order or decree binding on Buyer or the Certificate of Incorporation or Bylaws of Buyer or any contract or agreement to which Buyer is a party or by which it is bound, the breach of which could have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby, or on the business, financial condition or results of operations of Buyer. No notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby; provided, however, that the consummation of the transactions contemplated by this Agreement is subject to the requirements of the HSR Act.

         4.4 No Broker. Buyer has not had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement except Toronto-Dominion, as representative of Seller.

         4.5 Purchase for Investment. Buyer acknowledges that the offer and sale of the Stock contemplated herein has not been registered under the Securities Act of 1933, as amended, or under any state securities laws. Buyer represents that it is purchasing the Stock for investment and not with a view for the distribution thereof except in accordance with applicable securities laws.

                                   ARTICLE V
                                   ---------
                      CERTAIN MATTERS PENDING THE CLOSING
                      -----------------------------------

         Seller and Buyer covenant and agree that from and after the date of this Agreement and until the Closing Date:

         5.1 Carry on in Regular Course. Seller shall cause the Company to carry on its business, including transactions with its Affiliates, in the ordinary course and substantially in the same manner as heretofore carried on and to use its reasonable best efforts to preserve its properties, business and relationships with its suppliers and customers. Seller will advise Buyer promptly in writing of any material adverse change in the Company's business, financial condition or results of operations.

         5.2 Indebtedness. Seller shall not permit the Company to (a) create, incur or assume any indebtedness for borrowed money, except for Intercompany advances consistent with the Company's past practice, (b) mortgage, pledge or otherwise encumber any of its properties or assets, except for Permitted Liens or (c) create or assume any other indebtedness except accounts payable and other liabilities incurred in the ordinary course of business.

         5.3 Issuance of Stock. Seller shall not permit the Company to issue any shares of capital stock of any class or grant any warrants, options or rights to subscribe for any shares of capital stock of any class or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any shares of capital stock of any class.

         5.4 Compensation. Seller shall not permit the Company to grant any increases, except for increases in the ordinary course of the Company's business, in the rate of pay of any of its employees (including, without limitation, the Scheduled Employees). Without the prior written consent of Buyer, Seller shall not permit the Company to institute any new Employee Benefit Plan, amend, alter or terminate, partially or completely, any Employee Benefit Plan or assume, enter into, amend, alter or terminate any labor or collective bargaining agreement to which the Company is a party or by which the Company is affected, except in any such case as required by Law, the terms of any existing Employee Benefit Plan or as otherwise expressly contemplated by this Agreement.

         5.5 Compliance with Law. Seller shall cause the Company to comply in all material respects with all applicable Laws, non-compliance with which could have a material adverse effect upon the business, financial position or results of operations of the Company, and with all orders of any court or of any federal, state, municipal or other governmental department binding upon the Company (except for any such orders which are being contested by the Company in good faith by appropriate proceedings).

         5.6 Access. At Buyer's expense, Buyer and its authorized agents, officers and representatives shall have reasonable access to the employees, properties, books, records, contracts, information and documents of the Company to conduct such examinations and investigations of the Company as Buyer deems necessary; provided, however, that such examinations and investigations: (a) shall be conducted only in the presence of a designated representative of Seller; (b) shall be conducted during the Company's normal business hours; and
(c) shall not unreasonably interfere with the Company's operations and activities. Seller shall cause the Company and the Company's employees, counsel, independent auditors and financial advisors to cooperate in all reasonable respects with Buyer's examinations and investigations and shall afford Buyer, upon Buyer's request, joint access (with a representative of Seller or the Company) to the Company's suppliers, distributors and customers.

         5.7 Cooperation. Buyer and Seller will cooperate in all respects in connection with the giving of any notices to any governmental authority or securing the permission, approval, determination, consent or waiver of any governmental authority required by Law in connection with the transfer of the Stock from Seller to Buyer including, without limitation, the filing of premerger notification and report forms under the HSR Act. Buyer and Seller hereby agree to share equally the filing fees associated with such filings under the HSR Act.

         5.8 Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Company and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Seller; provided, however, that either Seller or Buyer shall be entitled to make a public announcement of the proposed transaction if, in the opinion of its legal counsel, such announcement is required to comply with Law or the rules and regulations of the New York Stock Exchange.

         5.9 Confidentiality. Notwithstanding any other provision of this Agreement to the contrary, Buyer agrees that, unless and until the transactions contemplated herein are consummated, Buyer shall remain subject to all of the terms and conditions of the Confidentiality Agreement, dated June 23, 1995, between Toronto-Dominion, as representative of Seller, and Buyer, the terms of which Confidentiality Agreement are incorporated herein by reference, except that such Confidentiality Agreement is hereby modified to include all of Buyer's potential financing sources in the group of persons to whom Buyer may furnish the "Evaluation Material" pursuant to the terms of such Confidentiality Agreement.

         5.10 Articles and Bylaws. Seller shall not permit the Company to amend its articles of incorporation or bylaws or merge or consolidate with or into any other corporation.

         5.11 Exclusivity. Seller will not, and will not permit the Company, any Affiliate of Seller or the Company or any officer, director, investment banker or other representative of Seller or the Company to, solicit, initiate or encourage the submission of any proposal or offer from any person, firm or corporation, or negotiate or accept any unsolicited offer or proposal, relating to any (a) merger or consolidation involving the Company, (b) acquisition or purchase of securities or of all or substantially all of the assets of the Company or (c) similar transaction or business combination involving the Company. Seller will promptly notify Buyer if any person, firm or corporation makes any proposal or offer with respect to any of the foregoing.

         5.12 Undated Financial Information. Seller will promptly provide Buyer with all interim (monthly, quarterly and other) financial statements of the Company prepared in the ordinary course of business for periods subsequent to April 30, 1995, and prior to the Closing. All such interim financial statements shall be prepared on a basis consistent with the Company's past practice.

                                   ARTICLE VI
                                   ----------
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
                ------------------------------------------------

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing, or waiver by Buyer, of the following express conditions precedent, and Seller agrees to use its reasonable best efforts to cause the conditions set forth in Sections 6.1, 6.2, 6.4, 6.6, 6.7, 6.8 and 6.11 to be timely satisfied:

         6.1 Compliance with Agreement. Seller and the Company shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

         6.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer, and Seller and the Company shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

         6.3 No Litigation. No investigation, suit, action or other proceeding shall be pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         6.4 Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

         6.5 Material Damage to Assets. Between the date of this Agreement and the Closing Date, the assets and properties of the Company shall not have been materially and adversely affected by reason of any loss, taking, condemnation, destruction or physical damage, whether or not insured against.

         6.6 Deliveries at Closing. Seller shall have delivered to Buyer the following documents, each properly executed and dated as of the Closing Date:
(a) the Opinion of Seller's Counsel; (b) executed resignations of those officers and directors of the Company who are designated by Buyer; (c) Seller's Closing certificate; and (d) the certificate representing the Stock together with a duly executed stock power therefor to convey the Stock to Buyer.

         6.7 Hart-Scott-Rodino Filings. In the reasonable opinion of Buyer, all necessary requirements of the HSR Act and the regulations promulgated thereunder shall have been complied with, and any "waiting periods" applicable to this transaction which are imposed by such statute or regulations shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

         6.8 Lien Waivers and Estoppel Certificates. Seller shall have caused the Company to use its best efforts to deliver to Buyer: (a) waivers of any statutory landlord or lessor liens with respect to any material parcel of leased Real Property and any material item of leased Equipment; and (b) estoppel certificates, reasonably satisfactory in form and substance to Buyer, from the landlord of each parcel of leased Real Property and the lessor of each material item of leased Equipment.

         6.9 Title Insurance. Buyer shall have obtained a commitment for title insurance insuring the Company's title to all owned Real Property subject only to the applicable Permitted Liens and on a non-attribution basis.

         6.10 Financing. Buyer shall have obtained the financing it requires to pay the Initial Purchase Price.

         6.11 Non-Competition Agreement. Seller shall have executed and delivered to Buyer a non-competition agreement substantially in the form of
Exhibit 6.11 attached hereto.

                                  ARTICLE VII
                                  -----------
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
               -------------------------------------------------

         Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing, or waiver by Seller, of the following express conditions precedent, and Buyer agrees to use its reasonable best efforts to cause the conditions set forth in Sections 6.9, 6.10, 7.1, 7.2, 7.4, 7.5 and 7.6 to be timely satisfied:

         7.1 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.

         7.3 No Litigation. No investigation, suit, action or other proceeding shall be pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         7.4 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

         7.5 Deliveries at Closing. Buyer shall have delivered to Seller the following documents, each properly executed and dated as of the Closing Date:
(a) the Opinion of Buyer's Counsel; and (b) Buyer's Closing Certificate. Buyer shall also have paid the Initial Purchase Price to Seller by wire transfer of immediately available funds in accordance with Section 2.2(c) hereof.

         7.6 Hart-Scott-Rodino Filings. In the reasonable opinion of Seller, all necessary requirements of the HSR Act and the regulations promulgated thereunder shall have been complied with, and any "waiting periods" applicable to this transaction which are imposed by such statute or regulations shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

                                  ARTICLE VIII
                                  ------------
                      INDEMNITIES AND ADDITIONAL COVENANTS
                      ------------------------------------

         8.1 Seller's Indemnity. (a) Seller hereby agrees to indemnify and hold the Company and Buyer harmless from and against, and agrees to defend promptly the Company and Buyer from and to reimburse the Company and Buyer for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to collectively as "Losses"), that either Buyer or the Company may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by Seller in or pursuant to this Agreement, (ii) any failure by Seller to perform any of its covenants and obligations set forth in this Agreement or in any document or instrument delivered pursuant hereto and (iii) those matters set forth in Exhibit 8.1 attached hereto, to the extent such matters are not reserved against on the Final Balance Sheet; provided, however, that Seller shall not be required to indemnify Buyer or the Company pursuant to Section 8.1(a)(i) hereof in respect of the representations and warranties made by Seller unless such right is asserted (whether or not such Losses have actually been incurred) by notice to Seller within two years of the Closing Date (or, in the case of the representations and warranties set forth (x) in Section 3.4 hereof, without time limitation, (y) in Sections 3.20 and 3.21 hereof, the applicable statute of limitations with respect to such tax and ERISA matters or (z) in Section 3.26 hereof, within five years of the Closing Date) describing with specificity the facts giving rise to the asserted right; and provided, further, that Seller shall not be required to indemnify Buyer or the Company pursuant to Section 8.1(a)(1) in respect of the representations and warranties made by Seller unless and until the amount of all Losses for which indemnification is sought hereunder first exceeds $250,000, in which event all Losses shall be subject to indemnification. Seller's aggregate obligations pursuant to this Section 8.1(a) shall in no event exceed the Final Purchase Price.


             (b) The amounts for which Seller shall be liable under Section 8.ll(a) of this Agreement shall be net of any insurance proceeds received by Buyer or the Company in connection with the facts giving rise to the right of indemnification. The amounts for which Seller shall be liable under Section 8.1(a) shall also include all costs and expenses incurred by Buyer or the Company in enforcing its rights to indemnification hereunder.


             (c) In the event a claim against Buyer or the Company arises that is covered by the indemnity provisions of Section 8.1(a) of this Agreement, notice shall be promptly given by Buyer or the Company to Seller. Provided that Seller admits in writing to the party seeking indemnification that such claim is covered by the indemnity provisions of Section 8.1(a) hereof, Seller shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless Buyer agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Seller; provided, however, that Seller may not effect any settlement that could result in any cost, expense or liability to Buyer or the Company or subject Buyer or the Company to other than monetary damages unless such party consents in writing to such settlement and Seller agrees to indemnify such party therefor. Buyer may select counsel to participate in any defense, in which event Buyer's counsel shall be at the sole cost and expense of Buyer. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

             (d) Except as set forth in Sections 8.3 and 8.4 hereof, this
Section 8.1 shall be the sole remedy of Buyer and the Company against Seller for any claim arising in connection with the transactions contemplated herein. Seller's representations and warranties made herein shall survive the Closing, but only to the extent and for such time as is necessary to enable Buyer to enforce its rights to indemnification under this Section.

         8.2 Buyer's Indemnity. (a) Buyer hereby agrees to indemnify and hold Seller harmless from and against, and agrees to defend promptly Seller from and to reimburse Seller for, any and all Losses that Seller may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement, and (ii) any failure by Buyer to perform any of its covenants and obligations set forth in this Agreement or in any document or instrument delivered pursuant hereto; provided, however, that Seller shall have no right to be indemnified, held harmless from, defended or reimbursed pursuant to Section 8.2(a)(i) hereof in respect of the representations and warranties made by Buyer unless such right is asserted (whether or not such Losses have actually been incurred) by notice to Buyer within two years of the Closing Date describing with specificity the facts giving rise to the asserted right; and provided, further, that Buyer shall not be required to indemnify Seller under Section 8.2(a)(i) hereof in respect of the representations and warranties made by Buyer unless and until the amount of all Losses for which such indemnification is sought hereunder first exceeds $250,000, in which event all Losses shall be subject to indemnification.

             (b) The amounts for which Buyer shall be liable under Section 8.2(a) of this Agreement shall be net of any insurance proceeds received by Seller in connection with the facts giving rise to the right of indemnification. The amounts for which Buyer shall be liable under Section 8.2(a) shall also include all costs and expenses incurred by Seller in enforcing its rights to indemnification hereunder.

             (c) In the event a claim against Seller arises that is covered by the indemnity provisions of Section 8.2(a) of this Agreement, notice shall be promptly given by Seller to Buyer. Provided that Buyer admits in writing to Seller that such claim is covered by the indemnity provisions of Section 8.2(a) hereof, Buyer shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless Seller agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Buyer; provided, however, that Buyer may not effect any settlement that could result in any cost, expense or liability to Seller or subject Seller to other than monetary damages unless Seller consents in writing to such settlement and Buyer agrees to indemnify Seller therefor. Seller may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of Seller. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

             (d) Except as provided in Sections 8.3. 8.4 and 8.7 hereof, this
Section 8.2 shall be the sole remedy of Seller against Buyer for any claim arising in connection with the transactions contemplated herein. Buyer's representations and warranties made herein shall survive the Closing, but only to the extent and for such time as is necessary to enable Seller to enforce its rights to indemnification under this Section.

         8.3 Employee Benefit Matters.

             (a) Seller and Buyer agree that the obligations of the Company with respect to the following Employee Benefit Plans and the participation of its employees and their dependents and beneficiaries therein shall cease at or prior to the Effective Time of Closing and no employee or former employee, dependent or beneficiary shall have any claim against the Company arising out of such plans after the Effective Time of Closing:

             (1) Chesapeake corporation 401(k) Savings Plan for Salaried Employees;

             (2) Chesapeake Corporation Retirement Plan for Salaried Employees;

             (3) Employee Stock Ownership Plan of Chesapeake Corporation;

             (4) Chesapeake Corporation Salaried Employees' Stock Purchase
         Plan;

             (5) Chesapeake Corporation Group Life, Medical and Dependent Life Plan for Salaried Employees;

             (6) Chesapeake Corporation Flex Plan for Salaried Employees;

             (7) Chesapeake Corporation Travel Accident Plan for Salaried Employees;

             (8) Chesapeake Corporation 1993 Incentive Plan;

             (9) Long-Term Disability Plan for Salaried Employees of Chesapeake Corporation and Designated Subsidiaries; and

             (10) any other Employee Benefit Plan of the Company in force as of the Effective Time of Closing which Seller has failed to list on
         Exhibit 3.21.

Buyer (and the Company after the Effective Time of Closing) shall have no liability, duties or obligations with respect to the above-listed plans to Seller or to any employee, former employee or beneficiary, dependent other party enforcing the same or having or claiming an interest thereunder, including governmental agencies. The parties agree that any liability for the above-listed plans that is removed from the books of the Company prior to the Closing Date shall be disregarded for the purpose of determining the Estimated and Final Purchase Prices under this Agreement.

             (b) When used in this Section 8.3, the following terms shall have the meanings specified;

             (i) "Buyer's Plan" means a defined benefit pension plan that is qualified under Code Section 401(a) and that is adopted or designated by Buyer to receive the Spinoff Amount.

             (ii) "Continuing Employee" means an individual employed by the Company at and after the Effective Time of closing.

             (iii) "Hourly Employee" means each hourly paid employee of the Company who is in the active hourly employment of the Company at the Effective Time of Closing.

             (iv) "Salaried Employee" means each salaried employee of the Company who is in the active salaried employment of the Company at the Effective Time of Closing.

             (v) "Salaried Plan" means the Chesapeake Corporation Retirement Plan for Salaried Employees.

             (vi) "Salaried Plan Benefit" means the total of the present value of the accrued benefits (whether or not vested) of each Salaried Employee who is employed by the Company on the day after the Closing Date under the Salaried Plan, computed as of the Closing Date in accordance with the actuarial assumptions and methods specified in Exhibit 8.3A attached hereto.

             (vii) "Spinoff Amount" means the present value of accrued benefits (whether or not vested) of all Salaried Employees who are employed by the Company on the day after the Closing Date, computed as of the Closing Date in accordance with the actuarial assumptions and methods specified in Exhibit 8.3B attached hereto.

             (c) (i) Buyer agrees to adopt and maintain welfare benefit plans (as defined in ERISA section 3(l)) (the "Buyer's Welfare Plans") that, for at least one year after the Closing Date, provide benefits to Continuing Employees, to Continuing Employees who retire after the Closing Date and to their beneficiaries and dependents that, taken as a whole, are comparable to such benefits provided to such persons under the Welfare Plans immediately prior to the Closing Date. With respect to the Continuing Employees and their beneficiaries and dependents, Buyer's Welfare Plans shall not include a waiting or eligibility period (except to the extent any such Continuing Employees, beneficiaries or dependents are subject to a waiting or eligibility period under the Welfare Plans) or a preexisting condition restriction or limitation and, to the extent that such Continuing Employees or their dependents or beneficiaries have satisfied any internal limits, deductibles or copayment requirements of Seller's Welfare Plans for the year that includes the Closing Date, such amounts will be credited toward the satisfaction of any such requirements under Buyer's Welfare Plans.

             (ii) (1) Seller and the Welfare Plans will remain responsible for administering and paying claims incurred by employees of the Company prior to the Effective Time of Closing.

Seller and the Welfare Plans also will remain responsible for administering and paying claims incurred by Continuing Employees who are unable to perform employment duties on the Closing Date by reason of a medical condition or on account of a medical restriction; provided that such claims are incurred before the Continuing Employee returns to work for the Company, Buyer or one of Buyer's Affiliates.

                  (2) Seller and the Welfare Plans will remain responsible for claims incurred by the dependents and beneficiaries of employees of the Company prior to the Effective Time of Closing. If the dependent or beneficiary of a Continuing Employee is hospitalized on the Closing Date, Seller and the Welfare Plans will remain responsible for claims incurred by such dependent or beneficiary after the Effective Time of Closing and before such beneficiary or dependent is discharged from the hospital.

                  (3) Seller and the Welfare Plans will remain responsible for claims incurred by employees of the Company who retire before the Closing Date.

                  (4) Seller and the Welfare Plans shall be responsible for any continuation coverage obligations under COBRA with respect to a qualifying beneficiary (as defined in Code Section 4980B(g)) who has a qualifying event (as defined in Code Section 4980B(f)) before the Closing Date.

           (iii) (1) Buyer and Buyer's Welfare Plans will be responsible for administering and paying claims incurred from and after the Effective Time of Closing by Continuing Employees of the Company who are at work for the Company, Buyer or an Affiliate of Buyer on the Closing Date. Buyer and Buyer's Welfare Plans will be responsible for administering and paying claims incurred by Continuing Employees of the Company who are unable to perform employment duties on the Closing Date on account of a medical condition or on account of a medical restriction only with respect to claims incurred on or after the Continuing Employee returns to work for the Company, Buyer or one of Buyer's Affiliates.

                 (2) Buyer and Buyer's Welfare Plans will be responsible for claims incurred by the dependents and beneficiaries of Continuing Employees after the Effective Time of Closing. If the dependent or beneficiary of a Continuing Employee is hospitalized on the Closing Date, Buyer and Buyer's Welfare Plans will not be responsible for claims incurred by such dependent or beneficiary after the Effective Time of Closing and before such beneficiary or dependent is discharged from the hospital.

                 (3) Buyer and Buyer's Welfare Plans will be responsible for claims incurred by Continuing Employees of the Company who retire after the Closing Date.

                 (4) Buyer and Buyer's Welfare Plans shall be responsible for any continuation coverage obligations under COBRA with respect to each Continuing Employee and each qualifying beneficiary (as defined in Code Section 4980B(g)) of a Continuing Employee who has a qualifying event (as defined in Code Section 4980B(f)) after the Effective Time of Closing.


             (d) (i) Buyer agrees that the Salaried Employees of the Company shall be eligible to participate in the Buyer's Plan commencing as of the Closing Date, based on the terms and conditions of the Buyer's Plan. Employment with the Company, the Seller and Affiliates of the Seller prior to the Closing Date shall count for eligibility and vesting purposes under the Buyer's Plan to the extent such service is recognized for such purposes under the Salaried Plan as of the Closing Date.

             (ii) Buyer agrees to cause Buyer's Plan to assume liability for the Salaried Plan Benefits which accrued prior to the Closing Date and which commence to be paid to Salaried Employees (or their surviving spouse, beneficiary or alternate payee) on or after the Closing Date; provided, however, that the receipt by Buyer's Plan of the Spinoff Amount shall be a condition precedent to the assumption of such liability. Buyer and Seller agree to comply with all rules and procedures established by the IRS and the PBGC with respect to the assumption of such liability.

             (iii) Seller agrees to cause the trust of the Salaried Plan to transfer assets to Buyer's Plan equal to the Spinoff Amount. Such transfer shall be made as soon as practicable after the Closing Date and shall include interest on the Spinoff Amount at the rate of six percent per annum from the Closing Date until the date of transfer. Buyer and Seller agree to comply with all rules and procedures established by the IRS and the PBGC with respect to such transfer. Buyer warrants that as of the date of transfer Buyer's Plan will be qualified, and its concomitant trust exempt from tax, under Code Sections 401(a) and 501(a), respectively.

         If the Spinoff Amount exceeds the Salaried Plan Benefit, then Buyer shall pay to Seller an amount equal to such excess. If the Spinoff Amount is less than the Salaried Plan Benefit, then Seller shall pay to Buyer an amount equal to such deficiency. Any such payments between Buyer and Seller shall be made in immediately available funds within 10 days of such determination and shall bear interest at the rate of six percent per annum from the Closing Date to the date of payment.

             (iv) (1) Buyer agrees that as of the Effective Time of Closing, Buyer shall assume sponsorship of the Chesapeake Consumer Products Company Retirement Plan for Hourly Employees (the "Hourly Plan"). The Hourly Plan shall continue to recognize, with respect to any Continuing Employee, service for all purposes with the Company and its Affiliates prior to the

Closing Date to the same extent that such service is recognized under the Hourly Plan as in effect on such date. The Hourly Plan and Buyer shall be responsible for all liabilities and obligations of the Hourly Plan, including, without limitation, benefits accrued prior to the Closing Date and benefits payable to any Hourly Plan participants who retired or separated from service prior to the Closing Date.

                  (2) No later than the Effective Time of Closing, Buyer agrees to establish or designate a trust that is exempt from tax under Section 501(a) of the Code to receive the assets of the Hourly Plan. Seller agrees to transfer the Hourly Plan assets to such trust as soon as practicable after the Closing Date and after the establishment or designation of such trust. To the extent the assets transferred to Buyer's trust are less than the total of the present value of the accrued benefits (whether or not vested) of each hourly employee who is employed by the Company on the day after the Closing Date under the Hourly Plan, computed as of the Closing Date in accordance with the actuarial assumptions set forth in Exhibit 8.3C attached hereto, Seller shall pay to Buyer an amount equal to such deficiency, with interest as provided above.

             (v) As soon as practicable after the Closing Date, but in no event later than 90 days after the Closing Date, Seller shall prepare and deliver to Buyer the following information with respect to each Continuing Employee as of the Closing Date:

                 (1) name;

                 (2) Social Security number;

                 (3) accrued normal retirement benefit amount, payable as a single life annuity under the Salaried or Hourly Plan;

                 (4) years (and fractions) of service recognized for benefit accrual purposes under the Salaried or Hourly Plan; and

                 (5) years (and fractions) of service recognized for vesting purposes under the Salaried or Hourly Plan.

             (vi) From time to time after the Closing Date, Seller and Buyer may require information with respect to one or more employees. Seller and Buyer agree to furnish such information to the other, if available, within thirty
(30) days after receipt of any reasonable and lawful written request from the other.

             (e) Buyer agrees that it will credit (or cause the Company to credit) Continuing Employees with vacation time that is earned under the terms of the Company's vacation policy in effect prior to the Effective Time of Closing but is unused as of the Closing Date, and that Buyer will recognize (and cause the

Company to recognize) service with Seller, the Company and their respective Affiliates for purposes of earning vacation time from and after the Effective Time of Closing, but only to the extent such vacation time is accrued as a liability on the Final Balance Sheet.

             (f) Buyer agrees to pay or cause the Company to pay severance pay and other benefits to Continuing Employees under the Company's severance benefit programs listed on Exhibit 3.21 attached hereto, in accordance with the terms of such programs as of the Effective Time of Closing.

             (g) Seller hereby agrees to indemnify and hold the Company and Buyer harmless from and against, and agrees to defend promptly the Company and Buyer from and to reimburse the Company and Buyer for, any Losses resulting from or relating to each of the following: (i) any ERISA Affiliate Plan; (ii) any multi-employer plan (within the meaning of Section 4001(a)(3) of ERISA) which is not an Employee Benefit Plan; and (iii) any "welfare plan" (within the meaning of Section 3(l) of ERISA) which is not an Employee Benefit Plan with respect to noncompliance with the notice and benefit continuation requirements of COBRA.

         8.4 Income Tax Matters.

             (a) Federal Income Taxes in General. The income and other tax items of the Company for periods ending on or before the Closing Date shall be included in the consolidated federal income tax return of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller is a member. Except as otherwise provided in this Section 8.4, Seller shall be responsible for and shall hold Buyer and the Company harmless from any federal income taxes of the Company not heretofore paid and shall be entitled to any reductions in taxes or refunds (including interest) not heretofore received for taxable periods ending on or before the Closing Date. If Buyer or the Company receives any such refund, Buyer shall promptly pay (or cause the Company to pay) the entire amount of the refund (including interest) to Seller.

             Buyer and the Company shall be responsible for and shall hold Seller harmless from all federal income taxes of the Company for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all federal income taxes resulting from any action taken without Seller's written consent by Buyer or the Company after the Closing (including, without limitation, actions taken outside the ordinary course of business and occurring on the Closing Date but excluding operations within the ordinary course of business on the Closing Date). Buyer and the Company shall be entitled to all refunds of such taxes (including interest).

             (b) State Income Taxes in General. For purposes of this Agreement, the term "state income tax" means any tax, imposed by a state in the United States, that is based on or measured by net income. Seller shall be responsible for preparing and filing the state income tax returns of the Company for taxable periods ending on or before the Closing Date. Except as otherwise provided in this Section 8.4, Seller shall hold Buyer and the Company harmless from any state income taxes not heretofore paid and shall be entitled to any reductions in taxes or refunds (including interest) not heretofore received for such taxable periods. If Buyer or the Company receives any such refund, Buyer shall promptly pay (or cause the Company to pay) the entire amount of such refund (including interest) to Seller.

             Buyer and the Company shall be responsible for and shall hold Seller harmless from all state income taxes of the Company for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all state income taxes resulting from any action taken without Seller's written consent by Buyer or the Company after the Closing (including, without limitation, actions taken outside the ordinary course of business and occurring on the Closing Date but excluding operations within the ordinary course of business on the Closing

Date). Buyer and the Company shall be entitled to all refunds of such taxes (including interest).

             If the Company is required to file any state income tax return for a taxable period covering days before and after the Closing Date, Buyer shall cause such return to be filed and shall be responsible for the payment of any tax for such period. However, Seller shall pay to Buyer, as an adjustment to the Final Purchase Price, the amount by which the state income tax attributable to the period through the Closing Date exceeds the sum of the amount of such tax paid on or before the Closing Date plus the amount of such tax reflected on the Final Balance Sheet. The tax attributable to the period through the Closing Date shall be determined (i) as if that period were a separate taxable year, and (ii) except as otherwise required by Law, by using the tax accounting methods and tax elections used by the Company before the Effective Time of Closing. Seller shall compute the amount of the Company's tax attributable to the period through the Closing Date and shall notify Buyer of such amount in writing no later than 90 days after the Closing Date. Within 45 days after the date of such notification, Seller shall pay to Buyer the excess of (i) the amount of tax determined by Seller as attributable to the portion of the period through the Closing Date, over (ii) the sum of the amount of the tax for the taxable period paid on or before the Closing Date plus the amount of such tax reflected on the Final Balance Sheet, unless, within 30 days after such date, Buyer notifies Seller in writing that Buyer disagrees with the computation of any such amount. In that case, Seller and Buyer shall proceed in good faith to determine the correct amount, and Seller's payment to Buyer shall be due the later of (i) the time specified in the immediately preceding sentence, and (ii) 10 days after Seller and Buyer agree to the amount payable.

             (c) Taxes Resulting From Section 338 Elections. An election shall be made by Buyer and Seller under Section 338(h)(10) of the Code with respect to the Company. Seller shall prepare and file the returns for, be responsible for the payment of, indemnify and hold Buyer and the Company harmless from, and be entitled to any refund of any federal and state income taxes resulting from that election (and any corresponding election under state law). Buyer and Seller shall execute IRS Form 8023-A (or any applicable successor form) prior to or at Closing. Seller shall retain custody of such form, and all required attachments thereto, and shall file such form with the appropriate office(s) of the IRS. Promptly after such filing, Seller shall provide a photocopy of the form (including all attachments) as filed to Buyer. The parties acknowledge that the effect of such election will be to cause the Company to be treated as two corporations for federal income tax purposes: (i) an "old" corporation, which shall be treated (a) as having sold all of its assets in a taxable transaction as of the Effective

Time of Closing on the Closing Date while a member of the Seller's affiliated group, and (b) as having completely liquidated pursuant to Sections 332 and 337 of the Code by distributing the Final Purchase Price to Seller; and (ii) a "new" corporation, which shall be treated as having purchased (as of the beginning of the day after the Closing Date) the assets deemed sold by the old corporation. The parties intend for such election to be effective, if possible, for state (as well as federal) income tax purposes, and they shall timely execute and file any documents that may be required under any applicable state law, rule or regulation for such election (or any corresponding election under state law, rule or regulation) to be effective for state income tax purposes.

             Buyer and Seller shall cooperate as provided herein in determining the deemed sales prices of the assets of the Company for purposes of Section 338(a)(1) of the Code in accordance with all applicable Treasury Regulations promulgated under Section 338 of the Code. Buyer initially shall determine such deemed sales prices and shall notify Seller in writing of the prices so determined ("Buyer's Deemed Sales Price Notice") within 90 days after the Closing Date. Seller shall be deemed to have accepted such determination unless, within 60 days after the date of Buyer's Deemed Sales Price Notice, Seller notifies Buyer in writing of (i) each proposed deemed sales price with which Seller disagrees, and (ii) for each such price, the amount that Seller proposes as the deemed sales price. If Seller provides such notice to Buyer, the parties shall proceed in good faith to determine mutually the deemed sales prices in dispute. Neither Buyer nor Seller shall take, nor shall they permit any affiliated corporation (including, without limitation, the Company) to take, any position for income tax purposes that is inconsistent with the deemed sales prices as finally determined hereunder; provided, however, that the deemed purchase prices of the assets shall differ from the deemed sales prices to the extent necessary to reflect the inclusion in the total deemed purchase price of items (for example, Buyer's capitalized acquisition costs in addition to the Final Purchase Price) not included in the total deemed sales price.

             (d) Cooperation. Buyer agrees to cooperate and to cause the Company to cooperate with Seller to the extent reasonably required after the Closing Date in connection with (i) the filing, amendment, preparation and execution of all federal and state income tax returns and documents with respect to any taxable period of the Company ending on or before the Closing Date, (ii) contests concerning the federal or state income tax due for any such period and (iii) audits and other proceedings conducted by income tax authorities with respect to any such period. Within a reasonable time (but not more than 10 days) after Buyer or the Company receives official notice of any such contest, audit or other proceeding, Buyer shall notify or cause the Company to notify Seller in writing of such contest, audit or other proceeding. In any case where the Company is responsible under applicable Law for the defense of such contest, audit or other proceeding, Seller shall have the right to conduct the defense at its expense, whether such contest, audit or other proceeding commenced before or commences after the Closing. Notwithstanding Seller's obligations under the preceding provisions of this
Section 8.4, Seller shall have no obligation to pay or to indemnify or hold Buyer or the Company harmless from any tax imposed or assessed as a result of
(i) the failure of Buyer or the Company to notify Seller as required by this paragraph, if such failure adversely affects Seller's ability to respond adequately in a timely manner to the notice of contest, audit or other proceeding, or (ii) any action taken by Buyer or the Company with respect to any contest, audit or other proceeding without Seller's written consent. The amount of any income tax indemnification otherwise payable by Seller under this Agreement shall be reduced by the amount or, in the case of a tax benefit to be realized subsequently, the then-present value of any federal or state income tax benefit to Buyer or the Company resulting from any adjustment to or change in any tax item relating to the Company for any taxable period ending before or including the Closing Date. Such present value shall be based on a discount rate of six percent per annum.

             Seller agrees to make available to Buyer and the Company records in the custody of Seller or of any member of the Seller's affiliated group, to furnish other information and otherwise to cooperate to the extent reasonably required for the filing of federal and state income tax returns and other documents relating to the Company for any taxable period ending after the Closing Date. However, no loss, credit or other item of the Company may be carried back without Seller's written consent, which Seller may withhold in its sole and absolute discretion, to a taxable period for which the Company and Seller or any corporation affiliated with Seller filed a consolidated, unitary or combined return.

             Seller agrees to cooperate with Buyer, and Buyer agrees to cooperate (and cause the Company to cooperate) with Seller, to the extent necessary in connection with the filing of any information return or similar document relating to the Buyer's acquisition of the Company.

             (d) Payment of Accrued Income Taxes. Seller has the right to receive from the Company accrued but unpaid federal and state income taxes for taxable periods ending on or before the Closing Date. If funds for any such taxes have not been paid by the Company to Seller before Closing, such funds shall be payable (and Buyer shall cause such funds to be paid) upon Seller's demand to the extent such taxes are reflected as a liability on the Final Balance Sheet.

             (e) Taxes to Include Interest, Etc. For purposes of this Section 8.4, the term "tax" or "taxes" includes any addition to tax, interest and penalty imposed with respect to the tax or taxes. Thus, for example, any obligation to hold a party harmless from federal income tax for a taxable period includes the obligation to hold the party harmless from any addition to tax, interest or penalty imposed with respect to such federal income tax.

             (f) Termination of Tax-Sharing Agreement. After the Closing, this
Section 8.4 shall supersede any and all tax-sharing or similar agreements to which (i) the Company, and (ii) Seller or any corporation affiliated with Seller are parties. Neither the Company, Seller nor any such affiliated corporation shall have any obligation or right with respect to each other under any such prior agreement after the Closing.

             (g) Relationship of Section 8.4 to Sections 8.1 and 8.2. Any conditions or limitations set forth in Section 8.1 or 8.2 with respect to amount of claims or liability shall not apply to any claim or liability to which this Section 8.4 applies or relating to any breach of any obligation under this Section 8.4. In the event of any inconsistency between provisions of
Section 8.1 or 8.2 and Section 8.4, this Section 8.4 shall control.

         8.5 Indemnity Amounts to be Computed on After-Tax Basis. The amount of any indemnification payable under any of the provisions of this Article VIII shall be (i) net of any federal or state income tax benefit realized or the then-present value (based on a discount rate of six percent) of any such income tax benefit to be realized by the indemnified party (or, where Buyer is the indemnified party, the Company) by reason of the facts and circumstances giving rise to the indemnification, and (ii) increased by the amount of any federal or state income tax required to be paid by the indemnified party on the accrual or receipt of the indemnification payment. For purposes of the preceding sentence, the amount of any state income tax benefit or cost shall take into account the federal income tax effect of such benefit or cost.

         8.6 Records. Buyer shall cause the Company to preserve and keep, free of charge, all original books, papers and records of the Company relating to periods prior to the Closing Date for a period of no less than seven years following the Closing Date. Buyer agrees to permit Seller and its attorneys, accountants, agents and designees access to such books, papers and records from and after the Closing Date for all reasonable purposes. Any such examination shall be at the expense of Seller, shall be performed at the place where such books, papers and records are regularly maintained and shall not interfere unreasonably with Buyer's normal business activities. Buyer shall notify Seller at any time that it intends to destroy any or all of such books, papers and records, and Seller shall have the right to review and remove at Seller's expense any of such books, papers and records. The foregoing provisions of this Section 8.6 shall apply as well to books, papers and records of Seller to the extent they relate to periods prior to the Closing Date and are needed by Buyer or the Company in connection with tax returns of Buyer or the Company.

         8.7 No Use of Name. Buyer agrees that without Seller's consent, it will not, nor will it permit the Company after the Closing Date to, make any use of the names "Chesapeake Corporation" or "Chesapeake Consumer Products Company", the word "Chesapeake" or the "rolling C" logo, or any variation thereof in any manner; provided, that for up to one year following the Closing Date, the Company may sell in the ordinary course of its business any Inventory bearing any of such marks as of the Effective Time of Closing; and provided further, that Buyer and the Company shall indemnify and hold Seller harmless for any Losses suffered by Seller that are directly attributable to such use.


                                   ARTICLE IX
                                   ----------
                                  TERMINATION
                                  -----------

         9.1 Termination. Time is of the essence of this Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows: (a) at any time prior to the Closing Date by mutual written agreement of Seller and

Buyer; or (b) by Buyer on the Closing Date if any of the conditions set forth in Article VI of this Agreement shall not have been fulfilled by the Closing Date; or (c) by Seller at any time on or after December 1, 1995, if Buyer has not provided Seller with assurances, in form satisfactory to Seller in its sole discretion, from reputable financial institutions to provide the financing contemplated in Section 6.10 hereof (subject only to customary, commercially reasonable conditions to closing), or if Buyer has not made the Deposit contemplated by Section 2.2(a) hereof; or (d) by Seller on the Closing Date if any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled by the Closing Date; or (e) by Seller or Buyer on December 31, 1995, if by that date, despite substantial adherence to the terms of this Agreement by Seller and Buyer, substantial progress toward Closing has not been made.

         9.2 Rights on Termination; Deposit; Waiver. (a) If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except as otherwise provided in Section 9.2(b) hereof; provided, that Buyer's obligations contained in Section 5.9 of this Agreement shall survive any such termination.

             (b) In the event this Agreement is terminated as a result of (i) the failure to satisfy the conditions precedent to Closing set forth in Article VII of this Agreement (excluding

Sections 7.3 and 7.6 thereof), or (ii) Buyer's failure to obtain the financing referred to in Section 6.10 hereof, if such failure is attributable to (A) a material adverse change in the business, financial condition, results of operations or prospects of Buyer or its Affiliates, or (B) Buyer's unwillingness to close such financing notwithstanding the lender(s) willingness to close, then Seller shall be entitled to retain the Deposit as liquidated damages (it being understood that the parties have agreed that the actual damages suffered by Seller upon any such termination of the Agreement would be difficult or impossible to ascertain, and that the amount of the Deposit is a reasonable approximation thereof in light of the circumstances). In the event this Agreement is terminated for any other reason, Seller shall promptly repay the Deposit to Buyer.

             (c) If any of the conditions set forth in Article VI of this Agreement have not been satisfied, Buyer may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Seller may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby.

                                   ARTICLE X
                                   ---------
                                 MISCELLANEOUS
                                 -------------

         10.1 Entire Agreement; Amendment. Except as set forth in Section 5.9 hereof, this Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of, and no election under, this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The representations and warranties of each party hereto shall be deemed to be material and to have been relied upon by the other party, notwithstanding any investigation heretofore or hereafter made by the other party.

         10.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

         10.3 Governing Law. This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to the conflicts of law rules thereof.

         10.4 Assignment. This Agreement and each party's respective rights hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other party.

         10.5 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or three days after the date when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section:

If to Seller:                Chesapeake Corporation
                             2 James Center, 22nd Floor
                             1021 East Cary Street
                             P.O. Box 2350
                             Richmond, Virginia  23218-2350
                             Attention:  J. Carter Fox, Chairman &
                                Chief Executive Officer

With a copy to:              Chesapeake Corporation
                             2 James Center, 22nd Floor
                             1021 East Cary Street
                             P.O. Box 2350
                             Richmond, Virginia  23218-2350
                             Attention:  J.P. Causey Jr., Esq.,
                                Senior Vice President,
                                Secretary & General Counsel

If to Buyer:                 The Fonda Group, Inc.
                             21 Lower Newton Street
                             St. Albans, Vermont  05478
                             Attention:  Thomas Uleau
                                Executive Vice President

With a copy to:              The Fonda Group, Inc.
                             115 Stevens Avenue
                             Valhalla, New York  10595
                             Attention:  Harvey Friedman, Esq.
                                General Counsel

         10.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         10.7 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases, Employee Benefit Plans or other understandings or arrangements shall refer to oral as well as written matters.

         10.8 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

         10.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the prov s ons of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         10.10 No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. Buyer and Seller assume no liability to any third party because of any reliance on the representations, warranties and agreements of Buyer and Seller contained in this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.


                                            CHESAPEAKE CORPORATION


                                            By: /s/
                                               -------------------------------
                                            Its: Group VP & CFO
                                                ------------------------------


                                            THE FONDA GROUP, INC.


                                            By: /s/  Thomas Uleau
                                               -------------------------------
                                            Its: Exec. VP, COO
                                                ------------------------------